Exhibit 10.8

MEDIDATA SOLUTIONS, INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide eligible employees of the Company and its Subsidiaries with a convenient way to acquire shares of the Company’s Common Stock. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and the Plan will be interpreted and construed accordingly.

2. Definitions. As used herein, the following terms shall have the meanings set forth below.

(a) “Account” means the bookkeeping account established in the name of each Participant to reflect the payroll deductions made on behalf of the Participant.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as it now exists and is hereafter amended.

(d) “Committee” means the Compensation Committee of the Board.

(e) “Common Stock” means the common stock of the Company, $.01 par value per share.

(f) “Company” means Medidata Solutions, Inc., a Delaware corporation, and any successor thereto.

(g) “Compensation” means the total cash compensation (including base pay or salary and any overtime, bonus or commissions) paid by the Company or a Participating Subsidiary to a Participant which is required to be reported as wages on the Participant’s Form W-2, with such adjustments, if any, as the Committee, acting in a uniform and nondiscriminatory basis, may prescribe.

(h) “Employee” means an individual who performs services for the Company or a Participating Subsidiary in an employer-employee relationship and whose customary employment is more than twenty (20) hours per week and for more than five (5) months per calendar year. For purposes of the Plan, the term “Employee” shall not include any individual who performs service for the Company or a Subsidiary pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Company or a Subsidiary as other than a common law employee, regardless of whether such individual is at any time determined to be a common law employee of the Company or a Subsidiary.

(i) “Enrollment Date” means the first day of an Offering Period.

(j) “Exercise Date” means the last business day of an Offering Period.

(k) “Fair Market Value” means the closing sale price per share of Common Stock as published by a national securities exchange on which shares of Common Stock are traded on such date or, if there is no sale on such date, on the next preceding date.

(l) “Offering Period” means the period beginning on the first payroll date following the date on which the Company completes its initial public offering and ending on the following June 30 or December 31, whichever is earlier, and each six-month period beginning thereafter; provided, however, that the Committee shall have the power to change the duration of the Offering Periods and the commencement dates thereof if such change is announced to Employees at least five days prior to the scheduled beginning of the first Offering Period resulting from such change.

(m) “Participant” means any Employee for whom an Account is maintained under the Plan.

(n) “Participating Subsidiary” means a Subsidiary designated by the Board or the Committee, acting in its discretion, as a participating employer whose Employees are eligible to purchase shares of Common Stock under the Plan.

(o) “Subsidiary” means a corporation 50% or more of the total combined voting power of which is owned directly or indirectly by the Company as described in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 11 hereof, the Company may issue and sell a total of five hundred thousand (500,000) shares of Common Stock pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury.

4. Administration. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to interpret the provisions of the Plan, to change the time covered by an Offering Period, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. All determinations and decisions made by the Committee pursuant to the Plan shall be final, conclusive, and binding on all persons. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company or any Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

5. Eligibility and Enrollment. An Employee will be eligible to become a Participant in the Plan on the Enrollment Date coincident with or next following the date he or she becomes and Employee. An eligible Employee will become a Participant for an Offering Period by completing a Plan enrollment form authorizing payroll deductions and filing it with the Company prior to the Offering Period. Payroll deductions for a Participant shall commence with the first payroll and shall end with the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by in accordance with the provisions hereof. Notwithstanding any provisions of the Plan to the contrary, no Employee may be granted the right to purchase Common Stock under the Plan if and to the extent that:

(a) immediately after the grant, such Employee would directly or indirectly own stock and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (determined in accordance with Section 424(d) of the Code); or

(b) the Employee’s right to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or a Subsidiary would accrue at a rate which exceeds $25,000 in fair market value (determined at the time of grant) for each calendar year in which such right is outstanding.

6. Payroll Deduction. At the time a Participant enrolls in the Plan, he or she must elect the amount to be deducted from each paycheck during the Offering Period(s) covered by the election; provided, however, that no more than 10% of a Participant’s Compensation may be withheld under the Plan on any pay date, and provided further that the Committee, acting in its discretion and in a uniform and nondiscriminatory manner, may establish a minimum required amount or percentage of Compensation which must be withheld during an Offering Period. The amount of such payroll deductions shall be in whole percentages (for example, 3%, 8%, 10%). All payroll deductions made for a Participant shall be credited to the Participant’s Account. Interest shall not accrue on any amounts credited to a Participant’s Account. The rate of a Participant’s contribution, once established, shall remain in effect for all subsequent Offering Periods unless changed by the Participant in writing at such time and in such manner as the Committee may prescribe. All amounts deducted from a Participant’s pay under the Plan will be subject to applicable income tax withholding, which will be satisfied from the balance of such Participant’s pay.

7. Purchase of Shares. On each Exercise Date, the amount credited to a Participant’s Account shall be used to purchase a whole number of shares of Common Stock, the number of which will be determined by dividing the amount credited to the Participant’s Account by the purchase price per share. Any amount remaining in the Participant’s Account will be credited to the Participant’s Account as of the beginning of the next Offering Period, subject to the Participant’s continuing withdrawal right. The purchase price per share will be equal to 95% of the Fair Market Value of a share of Common Stock on the Exercise Date. If the total number of shares of Common Stock to be purchased as of an Exercise Date, when aggregated with shares of Common Stock previously purchased for all Employees under the Plan, exceeds the number of shares then authorized under the Plan, a pro-rata allocation of the available shares will be made among the Participants based upon the amounts in their respective Accounts as of the Exercise Date.

8. Discontinuance and Withdrawal of Contributions; Change of Rate of Payroll Deductions.

(a) Discontinuance or Withdrawal. At any time during an Offering Period, a Participant may notify the Company that he or she wishes to discontinue contributions under the Plan. This notice shall be in writing and shall become effective as soon as practicable following its receipt by the Company. A Participant may elect to withdraw all, but not less than all, of the amount of his or her Account at any time during an Offering Period except on the Exercise Date with respect to that Offering Period. If a withdrawal is made during an Offering Period, no further contributions will be permitted during that Offering Period by the withdrawing Participant.

(b) Contribution Changes. At any time during an Offering Period, a Participant may increase or decrease the rate of his or her payroll deductions by completing or filing with the Company a new enrollment form authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of payroll deduction rate changes during any Offering Period. The change in rate shall be effective as soon as practicable after the Company’s receipt of the new enrollment form.

9. Termination of Employment. Any Participant whose employment with the Company and its Participating Subsidiaries is terminated for any reason before an Exercise Date shall thereupon cease being a Participant. The total amount credited to the Participant’s Account during the Offering Period will be returned to the Participant or, in the case of a deceased Participant, to the Participant’s beneficiary, as soon as practicable after the Participant’s termination of employment.

10. Rights as a Stockholder. A Participant will have no rights as a stockholder with respect to any shares being purchased under the Plan until the date such shares are issued in the Participant’s name in certificated or book entry form. Except as otherwise specifically provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such shares are issued.

11. Capital Changes. The number and class of shares of Common Stock which may be issued under the Plan, as well as the number and class of shares of Common Stock and the price per share covered by each right outstanding under the Plan which has not yet been exercised, shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of a stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization.

12. Amendment and Termination. The Board may amend or terminate the Plan at any time. An amendment will be subject to approval by the Company’s stockholders if and to the extent such approval is required by applicable law or listing requirement.

13. Transferability. The rights of a Participant to purchase Common Stock under the Plan are not assignable or transferable and may only be exercised during the Participant’s lifetime by the Participant. A Participant may file a written designation of a beneficiary who is to receive the amount credited to the Participant’s Account in the event of the Participant’s death during an Offering Period. A Participant’s beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a validly designated beneficiary who is living at the time of the Participant’s death, the Participant’s estate will be deemed to be his or her designated beneficiary.

14. No Rights Conferred. Neither the Plan nor an individual’s participation in the Plan shall interfere with or limit in any way the right of the Company or of any Subsidiary to terminate such individual’s employment or other service at any time or otherwise confer upon such individual a right to continue in the employ or other service of the Company or any Subsidiary.

15. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

16. Legal Requirements. The Committee may impose such other conditions with respect to the purchase of Common Stock hereunder, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

17. Special Rules and Procedures for Foreign Jurisdictions. Notwithstanding any provision to the contrary contained herein, the Board or the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Board and the Committee are specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan in forms other than payroll deduction, establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

18. Governing Law. The Plan and each option agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws provisions.

19. Decisions and Determinations of Committee to be Final. Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

20. Stockholder Approval. The Plan shall be effective upon its adoption by the Board, subject to approval by the stockholders of the Company within twelve months from the date of adoption by the Board.